                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                             (AMENDMENT NO. 12 )[1]

                            ADVANCED MAGNETICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   00753P 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d - 1(b)
[ ] Rule 13d - 1(c)
[X] Rule 13d - 1(d)




--------

[1] The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                  ----------------------------

 CUSIP NO.  00753P 10 3             13G        Page   2   of    6   Pages
          ---------------                           -----     -----
----------------------------                  ----------------------------


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   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jerome Goldstein

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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)[ ]
                                                                    (b)[ ]

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   3     SEC USE ONLY


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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         No Change


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                                5    SOLE VOTING POWER
                                         644,959

          NUMBER OF           --------------------------------------------------
           SHARES               6    SHARED VOTING POWER
        BENEFICIALLY                      59,400
          OWNED BY
            EACH              --------------------------------------------------
         REPORTING              7    SOLE DISPOSITIVE POWER
           PERSON                        644,959
            WITH
                              --------------------------------------------------
                                8    SHARED DISPOSITIVE POWER
                                          59,400

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   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             704,359

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   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*
             See Item 4(a)

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   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             10.2%

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   12    TYPE OF REPORTING PERSON *

             No Change

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1 (a).    NAME OF ISSUER:
----------     Advanced Magnetics, Inc.

ITEM 1 (b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
-----------    ------------------------------------------------
               61 Mooney Street
               Cambridge, MA  02138

ITEM 2 (a).    NAME OF PERSON FILING:
-----------    ----------------------
               Jerome Goldstein

ITEM 2 (b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
-----------    ------------------------------------------------------------
               c/o Advanced Magnetics, Inc.
               61 Mooney Street
               Cambridge, MA  02138

ITEM 2 (c).    CITIZENSHIP:
-----------    ------------

               United States

ITEM 2 (d).    TITLE OF CLASS OF SECURITIES:
-----------    -----------------------------
               Common Stock, $.01 Par Value Per Share

ITEM 2 (e).    CUSIP NUMBER
-----------    ------------
               00753P 10 3

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b)
-------        -----------------------------------------------------------------
               OR (c), CHECK WHETHER THE FILING PERSON IS A:
               ---------------------------------------------

               (a) [ ] Broker or dealer registered under Section 15 of the
                       Exchange Act.

               (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

               (c) [ ] Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act.

               (d) [ ] Investment company registered under Section 8 of the
                       Investment Company Act.

               (e) [ ] An investment adviser in accordance with
                       Rule 13d-1(b)(1)(ii)(E);

               (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);


                               Page 3 of 6 pages

               (h) [ ] A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

               (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.        OWNERSHIP:
-------        ----------

               (a)  Amount Beneficially Owned: 704,359.
                    This amount does not include 644,837
                    shares owned by spouse, as to which
                    shares beneficial ownership is
                    disclaimed. This amount includes
                    15,937 shares issuable to Mr.
                    Goldstein pursuant to options
                    exercisable or exercisable within 60
                    days of December 31, 1998.

               (b)  Percent of Class:

                    10.2 % (based on 6,767,509 shares of
                    Common Stock reported by the Company's
                    transfer agent as outstanding at the
                    close of business on December 31, 1998
                    as adjusted pursuant to Rule 13d-3).

               (c)  Number of shares as to which such
                    person has: (i) Sole power to vote or
                    direct the vote 644,959.

                    (ii)   Shared power to vote or to direct the vote 59,400.

                    (iii)  Sole power to dispose or to
                           direct the disposition of
                           644,959.

                    (iv)   Shared power to dispose or
                           to direct the disposition of
                           59,400.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
-------        ---------------------------------------------

               Inapplicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
-------        ----------------------------------------------------------------

               Inapplicable.

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
-------        ---------------------------------------------------------
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               -------------------------------------------------------------
               COMPANY:
               --------

               Inapplicable.


                               Page 4 of 6 pages

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
-------        ----------------------------------------------------------

               Inapplicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:
-------        -------------------------------

               Inapplicable.

ITEM 10.       CERTIFICATION:
--------       --------------

               Inapplicable.


                               Page 5 of 6 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               January 29, 1999
                                               ---------------------------------
                                                      Date

                                               /s/  Jerome Goldstein
                                               ---------------------------------
                                                      Signature

                                               Jerome Goldstein/CEO
                                               ---------------------------------
                                                       Name/Title



                               Page 6 of 6 pages